Exhibit 99.1

Acuity Brands CEO Adopts 10b5-1 Trading Plan

ATLANTA—(BUSINESS WIRE)—Aug. 2, 2006—Acuity Brands, Inc. (NYSE: AYI) announced today that Vernon J. Nagel, Chairman, President, and Chief Executive Officer, established a stock trading plan effective August 1, 2006. The plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company’s policies with respect to trading by insiders. Under the plan, if certain conditions are met, a portion of Mr. Nagel’s vested employee stock options will be exercised, with some of the resulting shares being directly retained by Mr. Nagel and others being sold to pay the exercise price and taxes associated with the transactions and to generate proceeds to be used by Mr. Nagel. The plan expires on August 1, 2008 unless completed or terminated earlier.

Mr. Nagel said, “The transactions contemplated under this plan enable me to increase the shares I hold directly, thereby complying with and exceeding stock ownership requirements set forth in my employment agreement, and to satisfy certain other obligations that I incurred in connection with taking my current position with the Company. I believe that my continuing ownership stake in the Company demonstrates my confidence in its future.”

Rule 10b5-1 allows officers and directors to adopt written, prearranged stock trading plans when they do not possess material, non-public information. Any transactions pursuant to Mr. Nagel’s trading plan will be reported on Form 4 filings with the Securities and Exchange Commission in accordance with applicable rules and regulations.

Acuity Brands, Inc., with fiscal year 2005 net sales of approximately $2.2 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Hydrel(R), American Electric Lighting(R), and Gotham(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Zep Commercial(R), Enforcer(R), and Selig(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.

CONTACT: Acuity Brands, Inc.

Helen Haines, 404-853-1407

SOURCE: Acuity Brands, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Acuity Brands, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.